Exhibit 99.1

Perma-Fix Joint Venture Receives Notice of Intent to Award European
Waste Treatment Contract Valued at up to EUR 50 Million

Provides update on Test Bed Initiative for offsite treatment and disposal of Hanford Low Activity Waste

ATLANTA – November 28, 2023 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) (the “Company”) today announced it has been notified by the European Commission (EC) of its intent to award a joint venture of which the Company and Campoverde Srl are 50/50 partners, a multi-year contract, valued at up to EUR 50 million, for the treatment of radioactive waste from the Joint Research Center (JRC) in Ispra, Italy. Finalization of this award is subject to execution of a contract by the parties and, until executed, may be withdrawn by the contracting authority.

Mark Duff, Chief Executive Officer, stated, “We are honored that the European Commission has selected the Company’s joint venture with Campoverde Srl to support its radioactive waste cleanup mission. This selection follows an extensive evaluation, and I am pleased to report that we met or exceeded all the requirements for this important project. Moreover, we view this project as an entrée to expand our offering within Europe, and look forward to providing comprehensive, safe and environmentally compliant solutions in this important market.”

The Company also provided an update on the Test Bed Initiative for offsite treatment and disposal of Hanford Low Activity Waste (LAW). Mr. Duff further noted, “The United States Environmental Protection Agency (EPA) today released a proposal to grant a treatability variance from the Land Disposal Restrictions (LDR) treatment standards for the U.S. Department of Energy (DOE) for approximately 2,000 gallons of mixed low-activity waste from the Hanford Site in Washington State. If the variance is granted, DOE announced the waste could be stabilized and disposed of at the nation’s two long-term disposal landfills in Texas and Utah. This is consistent with past statements by the DOE that it is seeking to fulfill its obligation to define multiple pathways for grouting as a supplemental alternative to vitrification. In 2017, Perma-Fix completed a successful grouting demonstration at our Richland facility and DOE has recognized this performance as a key component of the overall grouting evaluation. Perma-Fix remains confident that our Northwest facility provides the safest, lowest-risk and most cost-effective option for this waste, by grouting tank waste locally in Richland, Washington, adjacent to the Hanford Site. The DOE has been highly supportive of our offering, which would include the use of local union labor to grout the tank waste, and would utilize rail to transport stabilized tank waste to the disposal facilities adjacent to the Hanford Site. We firmly believe our solution offers the lowest risk for grouting and transport for disposal, by eliminating the need to transport liquid waste across the country.” Mr. Duff noted that comments on the proposal must be received by the EPA no later than December 28, 2023.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company’s nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the U.S Department of Energy (DOE), the U.S Department of Defense (DOD), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.

Please visit us at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company’s expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: execution of the joint venture contract by the European Commission and the joint venture parties; entrée to expand our offering within Europe; beliefs about the Company’s product offering in the Test Bed Initiative. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, failure to execute the definitive contract with the EC; future economic conditions; industry conditions; competitive pressures; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract or terminates existing contracts; and the additional factors referred to under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” of our 2022 Form 10-K and Form 10-Qs for quarters ended March 31, 2023, June 30, 2023 and September 30, 2023. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316